PO Box 1400 • 625 Ninth Street Rapid City, SD 57709 Phone: (605) 721-1700 Fax: (605) 721-2599 www.blackhillscorp.com	Contact: Dale T. Jahr Director of Investor Relations (605) 721-2326 djahr@bh-corp.com

BLACK HILLS CORPORATION CHIEF FINANCIAL OFFICER RESIGNS

RAPID CITY, SD—January 16, 2008—Black Hills Corporation (NYSE: BKH) announced that

Mark T. Thies, the Company’s Executive Vice President and Chief Financial Officer, has resigned, effective January 18, 2008.

“My years with Black Hills Corporation were challenging and fulfilling. I have made the decision to resign, however, and for reasons including personal considerations and my health, I will not be able to provide a transition for the Company and for my replacement,” stated Mr. Thies.

An executive search firm has been retained to assist in the selection of a new CFO.

In the interim, the corporate duties formerly fulfilled by Mr. Thies will be assumed by David R. Emery, Chairman, President and Chief Executive Officer of the Company.

Emery said, “On behalf of our Company, I thank Mark for his ten years of dedicated service and wish him the best in his future endeavors.”

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

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